Exhibit 10

BERNARD WENGROVER

CERTIFIED PUBLIC ACCOUNTANT

38 KNIGHTSBRIDGE RD

GREAT NECK, NY 11021

TEL: (516) 635-5161 - FAX (516) 570-6391

Paul Meringolo, President & CEO

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, NY 11717

Dear Paul:

For the past 32 years I have performed dedicated services to Medical Action Industries Inc. as CPA and Tax Auditor from 1977 to 1983; thereafter in 1984 I was the CPA Auditor and Tax Consultant when Medical Action Industries Inc. applied for and successfully became an independent public company listed on the Stock Exchange. In the year 2000 I was elected to serve on the Company’s Board of Directors. I was Chairman of the Audit Committee and subsequently Chairman of the Nominating and Governance Committee.

I am presently 84 years of age and am rapidly approaching my long awaited time for retirement. Medical Action Industries dealt with many problems throughout the years and with outstanding management teams have been able to meet and solve the problems as they occurred. The present Board of Directors is extremely capable of meeting these times that the world of business has encountered. All of the directors have a world of business acumen and experience which values are expressed by them during the course of every board meeting.

The 32 years I have spent serving Medical Action Industries Inc. are the highlight of my professional career which stretches over 58 years. It is now with a saddened heart that I must tender my resignation as a Director of Medical Action Industries Inc. My heartfelt thanks to Paul Meringolo who is presently the President and CEO of the company who has displayed the overwhelming knowledge and leadership which has brought the company to its present level of growth and success; to Richard Satin, Esq., Vice President – General Counsel, who together with Paul Meringolo have forged a union of leadership and future planning for growth and success; and to all of the directors whose past and present backgrounds add to the strength and direction of the company.

To all of you and the many people who contribute to the Medical Action Industries Inc. operation at various levels, I congratulate you.

With very deep feelings, I remain
Sincerely yours,

/s/ Bernard Wengrover
Bernard Wengrover CPA